Exhibit 5.1

March 14, 2014

Coronado Biosciences, Inc.

24 New England Executive Park

Burlington, MA 01803

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Coronado Biosciences, Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 1,396,720 shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”). We understand the Shares are to be issued pursuant to the Coronado Biosciences, Inc. 2013 Stock Incentive Plan (the “Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as counsel to the Registration, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WYRICK ROBBINS YATES & PONTON LLP